UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 14, 2008

Date of Report (Date of earliest event reported)

 Commission File Number: 000-28915

Sonoran Energy, Inc.

(Exact name of registrant as specified in its charter)

Washington, United States

(State or other jurisdiction of incorporated organization)

13-4093341

(I.R.S. Employer ID Number)

14180 Dallas Parkway, Ste. 400, Dallas, TX, 75224

(Address of principal executive offices) (Zip Code)

214-389-3480

(Issuers telephone number)

N/A

(Former Name, Former Address and Former Fiscal Year if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2008, the Board of Directors of Sonoran Energy, Inc. (the "Company") appointed James C. Row to a vacant seat on the Board of Directors.  Furthermore, the Board also appointed Mr. Row as Chairman of the Company's Audit Committee.

Biographical Information

James C. Row, CFA - Mr. Row is the Chief Financial Officer for Extex Operating Company, Inc., a 400+ well Gulf Coast operator.  Mr. Row is also one of four General Partners of Texas Producers Energy, LLC, an oil and gas drilling entity and is Chief Financial Officer of Viking International Petroleum, a 3D seismic interpretation and prospect generation company.  Since 2002, Mr. Row has originated and arranged funding (debt - senior and mezzanine, and equity) on a number of projects in the E&P and power sectors through Five Star Capital and TriStar Energy Investments.  In addition, he has acted as temporary COO and CFO for several private and public entities during transition and funding periods.  Prior to 2002, Mr. Row was responsible for business origination and development for El Paso Corp. and Enron Corp.  For six years at Enron, Mr. Row was involved in a variety of business development and finance positions at Enron Capital & Trade and Enron International.  Mr. Row holds a B.S. in Finance from the University of Wyoming, a Masters in Business Administration from Arizona State University and a CAS from the American Graduate School of International Management (Thunderbird).  He is a Chartered Financial Analyst and maintains Series 7, 24, 28, and 63 FINRA securities licenses.  Mr. Row is also a member of the Houston Society of Financial Analysts, Financial Executives International, Houston World Affairs Council, Houston Producers Forum, IPAA, The Baker Institute and Committeeman for the Houston Livestock Show & Rodeo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2008

SONORAN ENERGY, INC.

/s/ Peter Rosenthal

Peter Rosenthal

President and Chief Executive Officer